Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 23, 2008 (the “Effective Date”) by and between Medicis Pharmaceutical Corporation (the “Company” or “Medicis”) and Richard D. Peterson (“Executive”).
     WHEREAS, Executive is employed by the Company or one of its affiliates;
     WHEREAS, Executive is a participant in the Medicis Pharmaceutical Corporation Executive Retention Plan (the “Executive Retention Plan”); and
     WHEREAS, the Company and Executive (the “Parties”) wish to terminate Executive’s participation in the Executive Retention Plan and enter into this Employment Agreement setting forth the terms on which Executive will continue to be employed by the Company.
     THEREFORE, the Parties agree as follows:
1. TERM
     1.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue on the terms and conditions set forth below, until Executive’s employment is terminated as provided in Section 5 (the “Term”).
2. POSITION AND DUTIES
     2.1 Position and Duties. Executive shall serve as the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding such position. Executive shall also have such additional authority, duties and responsibilities as assigned to him by the Company from time to time with his consent.
3. COMPENSATION
     3.1 Base Compensation. Executive shall be paid a salary at the annual rate of $420,000 (the “Base Compensation”), effective April 1, 2008. The Base Compensation shall be reviewed at least annually, and may be increased, but not decreased. In the event the Base Compensation is increased, the new salary thereafter shall be the Base Compensation for purposes of this Agreement. If the Base Compensation is not increased in one or more fiscal years during the Term, the Company shall provide Executive with a written notice setting forth the rationale for such decision.
     3.2 Bonus Compensation. For each fiscal year during the term of employment, Executive shall be eligible to receive a cash bonus based on a target bonus of not less than 75% of Executive’s Base Compensation for that fiscal year. The actual amount of such cash bonus shall be determined based on the Executive’s achievement of certain individual performance goals and the Company’s achievement of certain operating, financial or other corporate goals established by the Board of Directors (the “Board”) of the Company or the Compensation

Committee (the “Committee”) of the Board. The bonus compensation shall be paid not later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s tax year in which Executive becomes entitled to such bonus compensation.
     3.3 Benefits. During the Term, Executive shall be entitled to participate in all pension, 401(k) and other employee benefit plans, including without limitation, medical, dental, vision, disability and life insurance plans, in accordance with the terms of such plans or policies as they may be in effect from time to time, on the same basis as other executive-level employees of the Company.
     3.4 Method of Payment. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Company and/or its respective parents, subsidiaries and affiliates, but shall at all times remain the responsibility of the Company.
     3.5 Vacation. Except as otherwise provided in this Section 3.5, Executive shall be entitled to paid vacation during the Term in accordance with the Company’s vacation policy, as in effect from time to time. Executive’s vacation benefits shall not be subject to the Company’s policies applicable to non-executive employees concerning accrual, use and scheduling of vacation, as such policies may be in effect from time to time. Executive’s vacation benefits shall accrue in equal increments each pay period during each year, and may not be carried over from year to year. Executive is expected to provide reasonable notice to his supervisor of his intent to take vacation time. Executive must make reasonable efforts to be accessible to the Company during periods of vacation.
     3.6 Business Expenses. Executive shall be entitled to reimbursement of reasonable business expenses in accordance with Company policies, as they may be in effect from time to time.
4. PRIMARY DUTY TO THE COMPANY
     4.1 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and shall act in the best interests of the Company. Executive shall devote substantially all of his business time, attention and energies to performance of his duties hereunder.
     4.2 Other Activities. Executive may engage in charitable and community activities and business activities for Executive’s own account during business hours while employed hereunder, provided that in the judgment of the Board such activities do not materially interfere with the performance of Executive’s duties hereunder, and do not violate Sections 6 and 7. With regard to business activities performed during business hours for Executive’s own account, Executive shall notify the Board of all such activities and shall not begin such activities until Executive receives written approval from the Chief Executive Officer of the Company, which shall not be unreasonably withheld or conditioned or unduly delayed. This restriction shall not apply to passive ownership by Executive of securities representing either:

          (a) less than one percent (1%) of the securities of a publicly traded entity with a market capitalization greater than $500,000,000 at the time of Executive’s investment (a “Large Publicly Traded Entity”); or
          (b) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a Large Publicly Traded Entity.
5. TERMINATION
     5.1 Due to Death. Executive’s employment with the Company shall terminate as of the date of his death.
     5.2 Due to Disability. Unless otherwise prohibited by law, Executive’s employment with the Company will terminate on the effective date of Executive’s Disability, as defined below. For purposes of this Section 5.2, the term “Disability” means that Executive with or without any accommodation required by law is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The effective date of Executive’s Disability is the last day of the third month on which Executive receives the income replacement benefits.
     5.3 By the Company Without Cause. The Company may terminate Executive’s employment without Cause, as defined in Section 5.5 below, at any time upon thirty (30) days’ written notice to Executive.
     5.4 By Executive Without Good Reason. Executive may terminate his employment without Good Reason, as defined in Section 5.6 below, at any time upon thirty (30) days’ written notice (the “Notice Period”) to the Company. During the Notice Period, Executive shall not be employed by any other person or entity.
     5.5 By the Company For Cause. The Company may terminate Executive’s employment for Cause, at any time upon thirty (30) days’ written notice to Executive. Such notice shall specify the grounds for Cause and a date within such thirty (30) day period on which Executive shall have an opportunity to address a majority of the Board as to the grounds for termination. The Company may relieve Executive of some or all of his duties between the date of the notice and the proposed date of termination, and such action shall not constitute Good Reason for Executive to terminate his employment under Section 5.6.
     For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:
          (a) Executive has been convicted of or pled guilty or nolo contendere to any felony;
          (b) Executive has committed one or more acts of theft, embezzlement or misappropriation against the Company;

          (c) Executive has failed to substantially perform Executive’s duties determined in accordance with Section 2.1 (other than such failure resulting from Executive’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failure has not been remedied within thirty (30) days after delivery to Executive by the Company of a written demand for substantial performance specifically identifying the manner in which the Company believes that Executive has not substantially performed Executive’s duties; provided, that following the earlier of (i) the public announcement of a transaction which, if consummated would be a Change in Control or (ii) the commencement of material negotiations (as determined by the Board) between the Company and another entity with regard to a transaction which, if consummated would be a Change in Control, that Executive’s failure to substantially perform or exercise appropriate diligence, effort and skill shall have been willful. The Company shall not be entitled to terminate Executive’s employment for “Cause” under this Section 5.5(c) solely on the basis of the Company’s performance, in and of itself;
          (d) Executive has materially breached his obligations under this Agreement, including without limitation, Sections 6 and 7, which breach was not remedied within thirty (30) days after delivery to Executive by the Company of a written notice specifically identifying the breach that the Company believes has occurred; or
          (e) Executive has engaged in willful misconduct towards the Company or in any conduct involving moral turpitude that is demonstrably injurious to the business or the reputation of the Company.
     5.6 By Executive For Good Reason. Executive may terminate his employment for Good Reason if Executive gives to the Company written notice of the breach or action giving rise to Good Reason within thirty (30) days of the initial existence of such breach or action. Notwithstanding any provision of this Agreement to the contrary, none of the events described in this Section 5.6 will constitute Good Reason if, within thirty (30) days after Executive gives the Company written notice specifying the occurrence or existence of the breach or action that Executive believes constitutes Good Reason, the Company has fully corrected (or reversed) such breach or action.
     For purposes of this Agreement, “Good Reason” shall mean:
          (a) a material diminution in Executive’s base salary;
          (b) a material diminution in Executive’s authority, duties, or responsibilities as set forth in Section 2.1;
          (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;
          (d) a material change in the geographic location of Executive’s principal office;
          (e) during the twenty-four (24) month period following the most recent Change in Control, the Company amends (in a manner materially adverse to Executive) or terminates any performance-based bonus or incentive plan of the Company in which Executive participates immediately prior to the effective date of a Change in Control and pursuant to which Executive receives a material amount of Executive’s compensation, without providing a replacement benefit or program of substantially similar value; or
          (f) any other action or inaction that constitutes a material breach by the Company of the Agreement.
     Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty (30) days of Executive’s initial knowledge of the event that gives rise to such breach or action. Executive’s termination for Good Reason must occur within the two (2) year period following the initial existence of the breach or action giving rise to Good Reason. The fact that the Company assigns Executive’s employment to a parent, subsidiary or affiliate entity, or that the Company’s status changes from publicly-traded to privately-held, shall not, by itself, constitute “Good Reason.”
     5.7 Severance Payment. In the event Executive’s employment terminates pursuant to Section 5.4 (By Executive Without Good Reason) or Section 5.5 (By the Company For Cause), (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, (ii) Executive shall continue to receive Executive’s Base Compensation and benefits as otherwise provided under this Agreement through the Effective Date of Termination and (iii) after the Effective Date of Termination, Executive shall have no further right to receive compensation, benefits or other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits, except as set forth in paragraph (f) of this Section 5.7 or as required by applicable law or the Company’s pension or welfare benefit plans. The “Effective Date of Termination” shall be the date of Executive’s death for a termination under Section 5.1, the effective date of Executive’s Disability under Section 5.2 and the date specified in the written notice of termination for a termination under Sections 5.3, 5.4, 5.5, or 5.6, which date shall not be less than thirty (30) days, nor more than forty-five (45) days, unless cured by the Executive or the Company, following the date such written notice is delivered to Executive or the Company, as applicable.
     In the event that Executive’s employment is terminated pursuant to Section 5.1 (Death), Section 5.2 (Disability), Section 5.3 (By the Company Without Cause), or Section 5.6 (By Executive For Good Reason) and such an employment termination qualifies as a “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other guidance issued thereunder (“Separation from Service”), (i) Executive or Executive’s trust or estate, as applicable, shall continue to receive compensation as provided in this Agreement through the Effective Date of Termination determined in accordance with this Section 5.7 and (ii) Executive or Executive’s trust or estate, as applicable shall be entitled to severance pay and benefits as set forth in subparagraphs (a) through (e) below, provided that not later than sixty (60) days following Executive’s Separation from Service, Executive (or Executive’s trust or estate, as applicable) executes and delivers, and any revocation period required by law has run and Executive (or Executive’s trust or estate, as applicable) has not revoked, a general release of claims against the Company, its Board, its affiliates, and their employees and agents in the form attached hereto as Exhibit A, or, in the event of a change in the law that would limit the effect of the general release of claims attached as Exhibit A, a general release of claims that would have the same scope and effect as the general release of claims attached hereto as Exhibit A had as of the Date of this Agreement (the “General Release”), and Executive is not in material breach of any of the material provisions of this Agreement. The Company shall provide Executive (or Executive’s trust or estate, as applicable) with a general release of claims in a form acceptable to the Company not later than one (1) week following Executive’s Separation from Service.
     In the event that Executive’s employment is terminated pursuant to Section 5.2 (Disability), Section 5.3 (By the Company Without Cause) or Section 5.6 (By Executive For Good Reason), Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination.
          (a) Amount. In addition to other compensation payable to Executive for services rendered through the Effective Date of Termination, during the sixty-five (65) day period following the date on which Executive’s Separation from Service occurs, the Company shall pay Executive an amount (the “Severance Amount”), in a single lump sum cash payment, equal to the following:
               (i) in the event of termination under Section 5.1 (Death) or Section 5.2 (Disability), the sum of one (1) year’s Base Compensation as then in effect and one (1) times the highest annual bonus received by Executive in the three (3) year period immediately preceding the Effective Date of Termination; or
               (ii) in the event of termination under Section 5.3 (By the Company Without Cause) or Section 5.6 (By Executive For Good Reason), the sum of:
          (A) two (2) times the highest rate of Executive’s annual Base Compensation in effect during the three (3) year period immediately preceding the Effective Date of Termination,
          (B) two (2) times the highest annual bonus received by Executive in the three (3) year period immediately preceding the Effective Date of Termination, and
          (C) a prorated bonus for the year in which the termination occurs determined by multiplying the highest annual bonus received by the Executive in the three (3) year period immediately preceding the Effective Date of Termination by a fraction, the numerator of which is the number of days elapsed in the calendar year in which the termination occurs as of the Effective Date of Termination, and the denominator of which is 365.
     In the event of termination under Section 5.1 (Death) and/or Section 5.2 (Disability), the Company may elect to provide the Severance Amount directly or through an insurance benefit. Executive agrees to reasonably cooperate with the Company in connection with the Company’s efforts to obtain such insurance, if any.

          (b) Vesting of Equity Awards. In addition to the Severance Amount, all unvested stock options, restricted stock and other equity-based awards held by Executive shall immediately vest as of the Effective Date of Termination (the “Vesting”).
          (c) Benefits. In addition to the Severance Amount and the Vesting, during the sixty-five (65) day period following the date on which Executive’s Separation from Service occurs, the Company shall pay to Executive in a single lump sum, an amount equal to twenty-four (24) times the applicable monthly COBRA premium for Executive and his covered dependents (the “COBRA Benefits”). The payment of the COBRA Benefits shall not affect Executive’s eligibility to elect to continue health care benefits under COBRA at Executive’s own expense. Nothing in this Section 5.7 shall be deemed to extend Executive’s right to continuation coverage under COBRA or any applicable law beyond his period of eligibility thereunder.
          (d) Life and/or Disability Insurance. In addition to the Severance Amount, the Vesting and the COBRA Benefits, the Company shall pay to Executive (or his trust or estate, as applicable) a lump sum cash payment, during the sixty-five (65) day period following the date on which Executive’s Separation from Service occurs, in lieu of two years of life and disability insurance coverage (the “Insurance Payment”). The Insurance Payment will be an amount equal to four hundred percent (400%) of the total premiums that would be paid by the Company and the Executive pursuant to the Company’s life and disability insurance plans in order to provide Executive with the standard benefits provided under such plans for the insurance contract year in which the Effective Date of Termination occurs.
          (e) Pension Supplement. In addition to the Severance Amount, the Vesting, the COBRA Benefits and the Insurance Payment, the Company shall pay to Executive (or his trust or estate, as applicable) a lump sum cash payment (the “Pension Supplement”), if applicable, in an amount equal to the lump sum value of the retirement pension to which Executive would have been entitled under the Company’s pension plan, excess benefit plan and supplemental retirement plan, if any, if Executive’s employment had continued for an additional period of twenty four (24) months, reduced by the present value (determined as of Executive’s normal retirement date) of Executive’s actual benefits under the Company’s pension plan, excess benefit plan and supplemental retirement plan. The Pension Supplement shall be paid to Executive during the sixty-five (65) day period following the date on which Executive’s Separation from Service occurs.
          (f) Payments on Termination for “Cause” under Section 5.5(c). In the event that Executive’s employment is terminated pursuant to Section 5.5 (By the Company For Cause) on the basis of events constituting “Cause” only under clause (c) of the definition of “Cause” and such employment termination constitutes a Separation from Service, the Company shall pay to Executive three installment payments each of which will be in an amount equal to one-twelfth (1/12) of Executive’s Base Compensation as of the Effective Date of Termination, provided that Executive is not otherwise in material breach of any of the provisions of this Agreement, including without limitation, Sections 6 and 7. The installment payments described in the preceding sentence will be paid to Executive on the thirtieth (30th), sixtieth (60th) and ninetieth (90th) days after Executive’s Separation from Service, provided that, in any event, all amounts due pursuant to the preceding sentence that have not yet been paid by March 14 of the year following the year in which Executive’s Separation from Service occurs shall be paid on such date. The amount described in this Section 5.7(f) shall be in addition to all other compensation payable to Executive for services rendered through the Effective Date of Termination. In addition, during the thirty (30) day period following Executive’s Separation from Service, the Company may elect, but shall not be obligated, to offer to Executive an additional amount (such amount, the “Section 5.7 Payment”) equal to the Monthly Payment, defined below, multiplied by a number selected by the Company that shall be not less than one (1) nor more than twenty-one (21) (the “Multiplier”). The “Monthly Payment” shall be equal to:
               (i) one-twelfth (1/12) of the highest rate of Executive’s annual Base Compensation in effect during the three (3) year period immediately preceding the Effective Date of Termination; plus
               (ii) one-twelfth (1/12) of the highest annual bonus received by Executive for a twelve (12) month fiscal or twelve (12) month bonus year in the three (3) year period immediately preceding the Effective Date of Termination.
     If the Company, in its discretion, decides to offer a Section 5.7 Payment, such payment will be in consideration for Executive’s agreement to extend the Post-Termination Non-Compete Period described in Section 7.2(b). The Company shall structure the Section 5.7 Payment to comply with Code Section 409A or an exception thereto. In addition, in order to be eligible to receive the Section 5.7 Payment, within sixty (60) days following the Company’s offer, Executive (or Executive’s trust or estate, as applicable) must execute and deliver, and any revocation period required by law must have run and Executive must not have revoked, the General Release, and Executive must not be in material breach of any of the material provisions of this Agreement, including without limitation, Sections 6 and 7. Subject to Section 5.11(a), the Section 5.7 Payment shall be payable in a number of equal monthly installments equal to the Multiplier. The first monthly installment of the Section 5.7 Payment, if any, shall be payable on the first business day of the fourth month after Executive’s Separation from Service, and the subsequent installments shall be made on the first business day of each month thereafter until all installments have been made.
     5.8 Additional “Change in Control” Severance Benefits.
          (a) General Rule. In addition to the severance payments and benefits to which Executive may become entitled under Section 5.7, including without limitation, the Section 5.7 Payment, if Executive’s employment is terminated in connection with a Change in Control, as determined in accordance with this Section 5.8, Executive shall also be entitled to the severance payments and benefits set forth in subparagraphs (c)(i) through (c)(iii) below (collectively, the “Additional Change in Control Benefits”), provided, that not later than sixty (60) days following Executive’s Separation from Service, Executive (or Executive’s trust or estate, as applicable) executes and delivers, and any revocation period required by law has run and Executive (or Executive’s trust or estate, as applicable) has not revoked, the General Release (Change in Control) attached hereto as Exhibit B, and Executive is not in material breach of any of the provisions of this Agreement, including, without limitation, Section 6.

          (b) Definitions.
               (i) For purposes of this Agreement, “Change in Control” shall mean each occurrence of any of the following:
                    (A) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 49% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (a) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (b) any acquisition by the Company, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (c) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) of this definition of “Change in Control”;
                    (B) individuals who, as of the date hereof constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of a solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or
                    (C) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 75% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the entity resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate

Transaction, directly or indirectly, 49% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 49% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.
               (ii) For purposes of this Section 5.8, Executive’s employment shall be deemed to be terminated “in connection with a Change in Control” if:
                    (A) Executive’s employment is terminated under Section 5.3 (By the Company Without Cause) subsequent to the announcement of a Change in Control or on or within twenty-four (24) months following the consummation of a Change in Control;
                    (B) Executive’s employment is terminated under Section 5.6 (By Executive For Good Reason) subsequent to the announcement of a Change in Control or on or within twenty-four (24) months following the consummation of the most recent Change in Control;
                    (C) Executive’s employment is terminated under Section 5.1 (Death) or Section 5.2 (Disability) subsequent to the announcement of a Change in Control or on or within twelve (12) months following the consummation of the most recent Change in Control;
                    (D) Executive’s employment is terminated under Section 5.2 (Disability), Section 5.3 (By the Company Without Cause) or Section 5.6 (By Executive for Good Reason) within twelve (12) months prior to the consummation of a Change in Control.
          (c) Additional Change in Control Severance Benefits.
               (i) Additional Severance. In the event of Executive’s termination of employment under Section 5.1 (Death) or Section 5.2 (Disability), a lump sum cash payment during the sixty-five (65) day period following the date on which Executive’s Separation from Service occurs in an amount equal to the excess of:
                    (1) two (2) times the sum of:
                         (A) the highest rate of Executive’s annual Base Compensation in effect during the three (3) year period immediately preceding the Effective Date of Termination, plus
                         (B) the highest annual bonus received by Executive in the three (3) year period immediately preceding the Effective Date of Termination; less
                    (2) the Severance Amount.
               (ii) Reasonable Legal Fees. Reimbursement of all reasonable legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by Executive as a result of his termination of employment (including, without limitation, all such fees and expenses, if any, incurred by Executive in contesting or disputing such termination of employment, in seeking to obtain or enforce any right or benefit provided by this Agreement, or in interpreting this Agreement), unless Executive’s claim is determined by a court of competent jurisdiction to be frivolous or otherwise without merit. The Company shall pay such fees and expenses, and the Executive shall be entitled to recover such fees and expenses, only if such fees and expenses are incurred during the ten (10) year period following the Effective Date of Termination and Executive submits documentation of such fees and expenses within ninety (90) days of the date such fees and expenses are incurred. The legal fees and expenses paid to the Executive, or subject to recovery by the Executive, for any taxable year of the Executive shall not affect the legal fees and expenses paid to the Executive or subject to recovery by the Executive, for any other taxable year of the Executive. The Executive’s right to payment or recovery of legal fees and expenses shall not be subject to liquidation or exchange for any other benefit. The reimbursement of eligible fees and expenses pursuant to this Section 5.8(c)(ii) shall be made during the thirty (30) day period following the Company’s receipt of documentation for such fees and expenses; provided, that in no event shall reimbursement of an eligible fee or expense be made after the last day of Executive’s taxable year following the taxable year in which such fee or expense was incurred.
               (iii) Cancellation of Forfeiture Provisions. The forfeiture provisions of any stock option agreements with Executive regarding the Company’s rights to profits from the exercise of options within three (3) years of Executive’s termination shall be null and void.
     5.9 Change in Control Accelerated Vesting. Notwithstanding anything to the contrary in any plan document or award agreement, all unvested stock options, restricted stock and other equity-based awards granted to Executive by the Company shall immediately and fully vest and become exercisable (if applicable) immediately prior to the consummation of a Change in Control.
     5.10 Certain Additional Payments. If any payment or benefit received or to be received by Executive in connection with a change in control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, as amended, the Company will pay to Executive, within thirty (30) days of any payments giving rise to the excise tax, an additional amount (the “gross-up payment”) such that the net amount retained by Executive, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment tax and excise tax on the gross-up payment provided for by this Section 5.10, will equal the Total Payments. For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal, state and local income taxes at Executive’s actual marginal rate of federal, state and local income taxation in the calendar year that the payment or benefit to which the excise tax relates is to be made or provided, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes. For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of

Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company’s independent auditors prior to the change in control and acceptable to Executive, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess if finally determined. The gross-up payment and any payment of any income or other taxes to be paid by the Company under this Section 5.10 shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.
     5.11 Delayed Distributions and Code Section 409A Compliance.
          (a) Six-Month Delay for Specified Employees. If Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), on the date of Executive’s Separation from Service, the payments or benefits under this Agreement subject to Code Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive (or his estate) during the thirty (30) day period commencing on the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six (6) month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 5.11 shall be paid in a lump sum payment to Executive. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
          (b) Section 409A Compliance Strategy. The Company intends that the following payments due under this Agreement qualify for the short-term deferral exception to Code Section 409A (as described in Treas. Reg. § 1.409A-1(b)(4)) and therefore are not subject to the six-month delay described in paragraph 5.11(a): the Severance Amount described in Section 5.7(a), the COBRA Benefits described in Section 5.7(c), the Insurance Payment described in Section 5.7(d), the Pension Supplement described in Section 5.7(e), the standard payments described in Section 5.7(f) and the Additional Severance described in Section 5.8(c)(i). This Agreement shall be interpreted and administered on the basis of the Company’s intentions unless the Company concludes, based upon the advice of counsel selected by the Company, that a particular payment does not qualify for the exceptions described above. If the Company decides to pay to Executive the Section 5.7 Payment, such payment shall be paid in compliance with Code Section 409A, unless the Company concludes that an exception to Code Section 409A applies, in which case the payment shall be paid in a manner that is exempt from Code Section 409A. The Company has concluded that the legal fee reimbursement payments provided under Section 5.8(c)(ii) and the tax gross-up payments provided under Sections 5.10 and 5.14 may be subject to the requirements of Code Section 409A. To ensure that such payments comply with Code Section 409A, the payments are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(i)(1)(iv).
     5.12 No Duty to Mitigate. Executive shall be entitled to the full severance benefits provided under this Section 5, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts received by Executive from any other source.
     5.13 Termination of Rights under the Executive Retention Plan. Effective upon execution of this Agreement by Executive and the Company, Executive’s participation in the Medicis Pharmaceutical Corporation Amended and Restated Executive Retention Plan (the “Executive Retention Plan”), shall terminate and Executive shall have no further rights to receive any severance, payments or benefits under such plan. Upon request by the Company, Executive shall execute and deliver such additional agreements or other instruments (if any) reasonably necessary or appropriate to terminate Executive’s rights under the Executive Retention Plan.
     5.14 Limited Section 409A Payments. One of the purposes of this amended and restated Agreement is to comply with the documentation requirements of Code Section 409A. The Company has assumed the responsibility to modify this Agreement to satisfy these requirements. It is the Company’s intention that any payment due to Executive under the Agreement that is subject to Code Section 409A will be paid in compliance with the requirements of Code Section 409A. If it is finally determined by a court of competent jurisdiction that a particular provision of this Agreement does not comply with the documentation requirements of Code Section 409A, or that a particular payment due under this Agreement has not been paid in compliance with the requirements of Code Section 409A, and it is not possible to correct such noncompliance pursuant to any correction programs available to the Company, the Company will reimburse Executive for any additional tax imposed under Code Section 409A on amounts paid hereunder. Any additional payment to be paid by the Company under this Section 5.14 shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.
     The Company has the right to challenge in a court of competent jurisdiction any determinations made by the Internal Revenue Service with respect to the imposition of any additional tax under Code Section 409A. If the Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed upon Executive (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), Executive must cooperate fully with the Company in connection with any such challenge. The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges. Executive must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of additional taxes pursuant to Code Section 409A. Such notice shall be given as soon as possible but in no event later than fifteen (15) days following Executive’s receipt of notice of the Internal Revenue Service’s position. The Company’s decision to challenge the imposition of additional taxes upon Executive under this Section 5.14 shall not be subject to the alternative dispute resolution provisions set forth in Section 8.

6. CONFIDENTIALITY
     During the Term, Executive will have access to and become acquainted with various information relating to the Company’s business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally known to or available to the public and/or the industry, and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information” of the Company. Confidential Information shall not include information which is generally known to the public or in the industry or which becomes known other than through a breach of this Agreement by the Executive. Executive further agrees that any documents relating to the business of the Company, whether they are prepared by Executive or come into Executive’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Executive shall not use any Confidential Information of the Company, directly or indirectly, for Executive’s own benefit, or the benefit of any person or entity other than the Company, nor shall Executive intentionally disclose Confidential Information to any person or entity other than the Company and its employees or other persons authorized by the Company to receive the information, either during the Term or at any time thereafter, except as may be appropriate for Executive to perform his duties as an employee, officer and/or director, directly or indirectly, of the Company.
7. NON-SOLICITATION/NON-COMPETITION
     7.1 Non-Solicitation. For a period of one year following the date Executive’s employment hereunder is terminated, Executive shall not solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, or recruit, solicit or otherwise induce any such person to perform services for Executive, or any other person, firm or company.
     7.2 Non-Competition.
          (a) Executive acknowledges that the Company does business throughout the world. During the Term, and throughout the Post-Termination Non-Compete Period, as defined in Section 7.2(b) below, unless Executive’s employment is terminated under Section 5.2 (Disability), Section 5.3 (By the Company Without Cause) or Section 5.6 (By Executive For Good Reason) following a Change in Control, Executive shall not, directly or indirectly, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business that engages in the production of dermatological or facial aesthetic products, or in the event the Company has reduced or changed its line(s) of business as of the date on which the Post-Termination Non-Compete Period begins, any business that engages in the line(s) of business in which the Company is engaged on such date (each, a “Competitor”), during that period in any County of the State of Arizona, any of the States of the United States of America, any country in Europe, other than the Company or its affiliates, or as approved in advance in writing by the CEO of the

Company or the Board; provided, however, that Executive’s passive ownership of securities shall not be a violation of this Section 7.2 if such securities represent:
               (i) less than one percent (1%) of the publicly traded securities of any Large Publicly Traded Entity (determined at the time of Executive’s investment); or
               (ii) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a Large Publicly Traded Entity.
     Notwithstanding the foregoing, during the Term and throughout the Post-Termination Non-Compete Period, as defined in Section 7.2(b) below, it shall not be a violation of this Section 7.2 for Executive to provide services as an employee, consultant, officer, partner, manager or member of one or more Competitors totaling not more than twenty (20) hours in the aggregate during any month and not more than one hundred and fifty (150) hours in the aggregate during any twelve (12) month period in any such capacity; provided, that (1) Executive voluntarily resigns from the Company pursuant to Section 5.4 (By Executive Without Good Reason) on or after the date Executive reaches the age of sixty-three (63) and (2) Executive provides the Company with a written certification that Executive does not intend to provide full-time services as an employee, consultant, officer, partner, manager or member of any Competitor. This Section 7.2 shall not apply during any period of time following a material breach by the Company of its obligations under Section 5.7 and Section 5.8 of this Agreement, which breach was not remedied within thirty (30) days after delivery to the Company by Executive of a written notice specifically identifying the breach that Executive believes has occurred.
          (b) For purposes of this Section 7.2, “Post-Termination Non-Compete Period” shall mean the twenty-four (24) month period following the Effective Date of Termination; provided, however, that “Post-Termination Non-Compete Period” shall mean (i) the ninety (90) day period immediately following the Effective Date of Termination, if Executive is terminated under Section 5.5(c) and Executive is not offered a Section 5.7 Payment of any amount, or (ii) the number of months immediately following the Effective Date of Termination equal to the Multiplier plus three months, if Executive is terminated under Section 5.5(c) and the Section 5.7 Payment is offered to Executive.
          (c) Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship.
8. ARBITRATION AGREEMENT
     8.1 Claims Subject to Arbitration. Subject to Section 5.14, any controversy, dispute or claim between Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.
     The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of Arizona law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.
     The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.
     8.2 Selection of Arbitrator. Executive and the Company will select a single neutral arbitrator by mutual agreement. If Executive and the Company are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.
     8.3 Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.
     8.4 Location of Arbitration. Arbitration proceedings will be held in Scottsdale, Arizona.
     8.5 Choice of Law. The arbitrator shall apply applicable State and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.
     8.6 Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.
     8.7 Written Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.
     8.8 Appeals. The final award may be appealed to another arbitrator who will be chosen by the parties in the same manner as the original arbitrator. All the rules governing judicial appeals of judgments from the Federal District Court for the State of Arizona, the Ninth Circuit Court of Appeals shall apply to any appeal of this award, including but not limited to the time frames, deadlines and the standards of review.
     8.9 Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that in the event of a termination in connection with a Change in Control (as defined in Section 5.8, above) the Company shall pay Executive’s costs of arbitration and attorneys fees in accordance with Section 5.8(c)(ii) above.
     8.10 Waiver of Right to Jury. Both the Company and Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 8.
9. GENERAL PROVISIONS
     9.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except in the case of Executive’s death. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.
     9.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	Medicis Pharmaceutical Corporation
7720 N. Dobson Road
Scottsdale, AZ 85256
Attention: Chief Executive Officer
Facsimile: (480) 291-5175

with a copy to:	Medicis Pharmaceutical Corporation
7720 N. Dobson Road
Scottsdale, AZ 85256
Attention: General Counsel
Facsimile: (481) 291-8508

If to Executive:	Richard D. Peterson
7720 N. Dobson Road
Scottsdale, AZ 85256
     Any party may change its address for the purpose of this Section 9.2 by giving the other party written notice of its new address in the manner set forth above.
     9.3 Entire Agreement. Except for the Indemnification Agreement and any other agreement approved by the Board for the benefit and protection of the Executive, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations, warranties, agreements and understandings, both written and oral, made by the Company or any of its affiliates, representatives or agents with respect to the payments and benefits Executive would otherwise be eligible to receive under the Executive Retention Plan or otherwise; provided, however, that this Agreement shall supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail.
     9.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     9.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     9.6 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of Arizona without giving effect to the principles of conflict of laws thereof.

     9.7 Attorneys’ Fees. If any legal action, arbitration or other proceeding, is brought against Executive, the Company will be responsible for the reimbursement of all reasonable legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by Executive as a result of his termination of employment or otherwise, unless Executive’s claim is determined by a court of competent jurisdiction to be frivolous or otherwise without merit. The Company shall pay such fees and expenses, and the Executive shall be entitled to recover such fees and expenses, only if Executive submits documentation of such fees and expenses within ninety (90) days of the date such fees and expenses are incurred. The legal fees and expenses paid to the Executive, or subject to recovery by the Executive, for any taxable year of the Executive shall not affect the legal fees and expenses paid to the Executive or subject to recovery by the Executive, for any other taxable year of the Executive. The Executive’s right to payment or recovery of legal fees and expenses shall not be subject to liquidation or exchange for any other benefit. The reimbursement of eligible fees and expenses pursuant to this Section 5.8(c) shall be made during the thirty (30) day period following the Company’s receipt of documentation for such fees and expenses.
     9.8 Non-Disparagement. During Executive’s employment and thereafter, Executive and the Company agree to represent Executive and the Company in a positive light and not to disparage or in any other way communicate to any person or entity any negative information or opinion concerning each other, or the Company’s parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit Executive or the Company from making any statements or taking any actions required by law, or reporting any actions or inactions Executive or the Company believes to be unlawful. This provision shall not be interpreted to require or encourage Executive or the Company to make any misrepresentations.
     9.9 Return of Property. Upon termination of Executive’s employment, Executive shall return to the Company any and all Company property, materials, or equipment in his or her possession, including, without limitation, Company property described in Section 6.
     9.10 Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and making himself available for depositions and hearings, if requested and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred and any wages lost by Executive in the course of performing his obligations hereunder.
     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     9.12 Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.

     9.13 Survival. Sections 6, 7, 8, and 9 shall survive the termination of this Agreement. If Executive becomes entitled to the Severance Payment, Vesting, COBRA Benefits, Insurance Payment, Pension Supplement, Section 5.7 Payment, Additional Change in Control Benefits and/or payments under Section 5.10, the Company’s obligation to make such payments and provide such benefits shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY:

Medicis Pharmaceutical Corporation, a Delaware corporation

/s/ Jonah Shacknai	Date: December 23, 2008
By: Jonah Shacknai
Its: Chairman of the Board of Directors
and Chief Executive Officer

EXECUTIVE:
Date: December 23, 2008
/s/ Richard D. Peterson
Richard D. Peterson

Exhibit A
GENERAL RELEASE OF CLAIMS
     This General Release of Claims (this “Release”) is made by Richard D. Peterson (“Executive”) in favor or Medicis Pharmaceutical Corporation (the “Company”) and the “Company Releasees” (as defined below), as of the date of Executive’s execution of this Release.
1. RELEASE BY EXECUTIVE
     1.1 General Release. In exchange for certain severance payments and benefits provided for in the Employment Agreement entered into by and between the Company and Executive, dated as of December 22, 2008 to which this Release is an exhibit (the “Employment Agreement”), Executive does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including without limitation the Employment Agreement); any alleged torts or other alleged legal restrictions relating to the Executive’s service to the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”); the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR § 60, et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any state or local laws of similar effect. This release shall not apply to the Company’s obligations to provide severance benefits under the Employment Agreement, to Executive’s rights to indemnification under the Indemnification Agreement and the Employment Agreement, the Articles or Bylaws of the Company or applicable law, to claims for workers’ compensation benefits, or Executive’s vested rights under any stock option, restricted stock, retirement or welfare benefit plan.
     1.2 Rights Under the Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Older Worker’s Benefit Protection Act and the ADEA. The following

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terms and conditions apply to and are part of the waiver and release of the Older Worker’s Benefit Protection Act claims and ADEA claims under this Release:
          (a) This paragraph, and this Release are written in a manner calculated to be understood by Executive.
          (b) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.
          (c) The Employment Agreement provides for consideration in exchange for this release in addition to anything of value to which Executive is already entitled.
          (d) Executive has been advised to consult an attorney before signing this Release and the Employment Agreement.
          (e) Executive has been granted not less than twenty-one (21) days (or forty-five (45) days in the event of an exit incentive or other employment termination program) after Executive is presented with this Release and the Effective Date of Termination (as defined in the Employment Agreement) to decide whether or not to sign this Release. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period (or forty-five (45) day period, if applicable).
          (f) Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and he will not be entitled to any compensation or benefits under the Employment Agreement which are expressly conditioned upon the execution and non-revocation of this Release.
          If Executive wishes to revoke this Release, Executive shall deliver written notice stating his intent to revoke this Release to the Chairman of the Board of Directors, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.
     1.3 No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Executive.
     1.4 No Actions. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees

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incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Executive shall not be obligated to pay the Company Releasees’ attorneys’ fees to the extent such fees are attributable to claims under the ADEA or a challenge to the validity of the release of claims under the ADEA.
2. MISCELLANEOUS
     2.1 No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.
     2.2 Severability. The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
     2.3 No Encouragement of Actions Against the Company. Executive agrees that except to the extent required by law, Executive will not assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to Executive’s execution of this Release.
     2.4 Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
     2.5 Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

Executive

Date:
Richard D. Peterson

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Exhibit B
GENERAL RELEASE OF CLAIMS (CHANGE IN CONTROL)
     This General Release of Claims (this “Release”) is made by and between Richard D. Peterson (“Executive”) and Medicis Pharmaceutical Corporation (the “Company”), as of the date of the execution of this Release.
1. RELEASE BY EXECUTIVE
     1.1 General Release. In exchange for certain severance payments and benefits provided for in the Employment Agreement entered into by and between the Company and Executive, dated as of December 22, 2008 to which this Release is an exhibit (the “Employment Agreement”), Executive does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including without limitation the Employment Agreement); any alleged torts or other alleged legal restrictions relating to the Executive’s service to the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”); the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR § 60, et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any state or local laws of similar effect. This release shall not apply to the Company’s obligations to provide severance benefits under the Employment Agreement, to Executive’s rights to indemnification under the Employment Agreement, the Articles or Bylaws of the Company or applicable law, to claims for workers’ compensation benefits, or Executive’s vested rights under any stock option, restricted stock, retirement or welfare benefit plan.
     1.2 Rights Under the Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Older Worker’s Benefit Protection Act and the ADEA. The following terms and conditions apply to and are part of the waiver and release of the Older Worker’s Benefit Protection Act claims and ADEA claims under this Release:

1

          (a) This paragraph, and this Release are written in a manner calculated to be understood by Executive.
          (b) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.
          (c) The Employment Agreement provides for consideration in exchange for this release in addition to anything of value to which Executive is already entitled.
          (d) Executive has been advised to consult an attorney before signing this Release and the Employment Agreement.
          (e) Executive has been granted not less than twenty-one (21) days (or forty-five (45) days in the event of an exit incentive or other employment termination program) after Executive is presented with this Release and the Effective Date of Termination (as defined in the Employment Agreement) to decide whether or not to sign this Release. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period (or forty-five (45) day period, if applicable).
          (f) Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and he will not be entitled to any compensation or benefits under the Employment Agreement which are expressly conditioned upon the execution and non-revocation of this Release.
          If Executive wishes to revoke this Release, Executive shall deliver written notice stating his intent to revoke this Release to the Chairman of the Board of Directors, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.
     1.3 No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Executive.
     1.4 No Actions. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Executive shall not be obligated to pay the Company Releasees’

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attorneys’ fees to the extent such fees are attributable to claims under the ADEA or a challenge to the validity of the release of claims under the ADEA.
2. RELEASE BY COMPANY
     2.1 Release of Executive. In consideration of the promises set forth in this Agreement, the Company hereby releases and forever discharges Executive from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Company has, ever has had, or may have arising out of or related to the performance of Executive’s services to Company as its Executive Vice President and Chief Operating Officer, but only to the extent to which Executive is or would be entitled to indemnification pursuant to a written agreement entered into with the Company with respect to such claim, complaint, cause of action or demand. The purpose of this Section 2.1 is to release Executive only from those claims, complaints, causes of action and demands with respect to which he is entitled to indemnification pursuant to a written agreement entered into with the Company and this Section 2.1 shall be interpreted in a manner consistent with this purpose.
3. MISCELLANEOUS
     3.1 No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.
     3.2 Severability. The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
     3.3 No Encouragement of Actions Against the Company. Executive agrees that except to the extent required by law, Executive will not assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to Executive’s execution of this Release.
     3.4 Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
     3.5 Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

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     In witness whereof, Executive has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized officer, on this         day of                     , 200___.

Company

Date:	By:

Its

Executive

Date:

Richard D. Peterson

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